EXHIBIT 21

Subsidiaries of

Franklin Financial Services Corporation

Farmers and Merchants Trust Company of Chambersburg – Direct

(Pennsylvania)

Franklin Financial Properties Corp.- Direct

(Pennsylvania)

Franklin Future Fund Inc. - Direct

(Pennsylvania)

Franklin Realty Services Corporation – Inactive

(Pennsylvania)